CONSENT OF INDEPENDENT AUDITORS

Lord Abbett Tax-Free Income Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 16 to Registration Statement No. 33-43017 of our report dated December 11, 1998 appearing in the Annual Report to Shareholders for the year ended October 31, 1998, and to the references to us under the captions "Financial Highlights" in the Prospectus and under the captions "Investment Advisory and Other Services" and "Financial Statements" appearing in the Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York
December 22, 1998